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                                                                    EXHIBIT 23.5

                        Consent of Independent Accountants
                        ----------------------------------

September 21, 1998

To the Board of Directors
of GeoWaste Incorporated:

We consent to the incorporation by reference in (i) the Proxy Statement/Prospectus of GeoWaste Incorporated and (ii) the Registration Statement of Superior Services, Inc. on Form S-4 of our report dated March 24, 1998, on our audits of the consolidated financial statements and financial statement schedule of GeoWaste Incorporated and Subsidiaries as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, which are included in the Annual Report on Form 1O-K for the year ended December 31, 1997 of GeoWaste Incorporated. We also consent to the reference of our firm as experts under the caption "Experts."

                      /s/ PricewaterhouseCoopers LLP


Jacksonville, Florida